Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254914
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Amount to be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	9,090,909	$33.00	$299,999,997	$32,730.00
(1)	Includes 1,185,770 shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-254914) being paid herewith.

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 31, 2021)
7,905,139 Shares

TELOS CORPORATION

Common Stock
We are offering 1,243,066 shares of our common stock and the Selling Stockholders identified in this prospectus supplement (the “Selling Stockholders”) are offering 6,662,073 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the Selling Stockholders.
Our common stock is listed on The Nasdaq Global Market under the symbol “TLS”. On March 30, 2021, the last reported sale price of shares of our common stock on The Nasdaq Global Market was $35.50 per share.
Investing in our common stock involves risks and uncertainties that should be considered. See “Risk Factors” beginning on page S-4 of this prospectus supplement, beginning on page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2020 (which document is incorporated by reference).
	Per Share	Total
Public offering price	$33.00	$260,869,587
Underwriting discounts and commissions(1)	$1.485	$11,739,131
Proceeds to us, before expenses	$31.515	$39,175,225
Proceeds to the Selling Stockholders, before expenses	$31.515	$209,955,231
(1)	See the section entitled “Underwriting” beginning on page S-28 for additional information regarding underwriting compensation.
We and certain of the Selling Stockholders have granted the underwriter an option for a period of 30 days to purchase up to 1,185,770 additional shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the shares to purchasers on or about April 6, 2021.
B. Riley Securities	BMO Capital Markets	Needham & Company
D.A. Davidson & Co.
Wedbush Securities
Colliers Securities LLC
Northland Capital Markets
MKM Partners
The date of this prospectus supplement is March 31, 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
Neither we, the Selling Stockholders, nor the underwriters have authorized anyone to provide you with information or to make any representation other than the information and representations contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We, the Selling Stockholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We, the Selling Stockholders, and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. For investors outside the United States, we, the Selling Stockholders, and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.
The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, as applicable, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, as well as the documents incorporated by reference herein and therein and the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.
When we refer to “Telos,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Telos Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the common stock.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information set forth in greater detail elsewhere or incorporated by reference in this prospectus supplement and, because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our common stock. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included or incorporated by reference in this prospectus supplement. Some of the statements in this prospectus supplement and the prospectus are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”
Overview
Telos Corporation, together with its subsidiaries, offers technologically advanced, software-based security solutions that empower and protect the world’s most security-conscious organizations against rapidly evolving, sophisticated and pervasive threats. Our portfolio of security products, services and expertise empower our customers with capabilities to reach new markets, serve their stakeholders more effectively, and successfully defend the nation or their enterprise. We protect our customers’ people, information, and digital assets so they can pursue their corporate goals and conduct their global missions with confidence in their security and privacy.
Our customer base consists of the U.S. federal government, large commercial businesses, state and local governments, as well as international customers. Our federal government customers include the Department of Defense, the Central Intelligence Agency and multiple other agencies within the Intelligence Community, and multiple civilian agencies, including the Department of Homeland Security, the U.S. Department of State, and the Federal Bureau of Investigation. Our commercial customers include Fortune 500 enterprises such as Amazon.com, Inc., Microsoft Corporation, and salesforce.com, inc. We have conducted business with over 350 customers in each of the last three years. For the year ended December 31, 2020, approximately 50% of our revenue was derived from sole source contracts or contracts for which we had limited competition. Our customers are highly targeted by cyber attackers and require continuous real-time insights to make informed decisions about how to effectively balance the constraints of security risk with the freedom to act and decide in the best interests of the organization and the greater good of the public. Our advanced security solutions help protect and ensure confidence in the information that is vital to the world’s most important commercial and governmental organizations, national security, and mission success for the warfighter.
We were incorporated in the State of Maryland in 1971. Our principal executive offices are located at 19866 Ashburn Road, Ashburn, Virginia 20147, and our telephone number is (703) 724-3800. Our corporate website is www.telos.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement.
This prospectus supplement includes our registered trademarks, service marks and trade names, including Telos, Xacta, Xacta 360, IDTrust360, and Telos Ghost, which are protected under applicable intellectual property laws and are our property. This prospectus supplement also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement may appear without the ®, ™ or SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

SUMMARY OF THE OFFERING
Common Stock Offered by Us
1,243,066 shares (or 2,050,000 shares if the underwriters exercise their overallotment option in full)
Common Stock Offered by the Selling Stockholders
6,662,073 shares (or 7,040,909 shares if the underwriters exercise their overallotment option in full)
Common Stock Outstanding After the Offering
65,868,137 shares (or 66,675,071 shares if the underwriters exercise their overallotment option in full)
Use of Proceeds
We estimate that the net proceeds to us from this offering will be up to $39.18 million, or approximately $64.61 million if the underwriters exercise their overallotment option in full, after deducting underwriting discounts and commissions.
We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, research and development, general and administrative matters, and capital expenditures.
We intend to use up to $26.9 million of the net proceeds to redeem all or a portion of the Warrants held by Enlightenment Capital Solutions Fund II, L.P. and certain of its affiliates (collectively, “EnCap”).
The Selling Stockholders will receive all of the net proceeds from the sale of shares of common stock by them in this offering.
Overallotment Option
We and certain of the Selling Stockholders have granted the underwriters a 30-day option to purchase a maximum of 1,185,770 additional shares of our common stock from us and those Selling Stockholders at the offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.
Dividend Policy
We do not expect to pay any dividends on our common stock in the foreseeable future. See “Dividend Policy.”
Risk Factors
Investing in our common stock involves substantial risk. You should read the “Risk Factors” section of this prospectus supplement beginning on page S-4 and the other information included in, or incorporated by reference into, this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in our common stock.
Nasdaq Global Market Symbol
TLS

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before making an investment decision with respect to our common stock, you should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus supplement. You should also consider the risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock. Some statements in this prospectus supplement, including such statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”
Risks Related to Our Common Stock and this Offering
Our stock price could be extremely volatile and may decline substantially from the offering price. As a result, you may not be able to resell your shares at or above the price you paid for them.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Volatility in the market price of our common stock, as well as general economic, market or political conditions, may prevent you from being able to sell your shares at or above the price you paid for your shares and may otherwise negatively affect the liquidity of our common stock. You may experience a decrease, which could be substantial, in the value of your stock, including decreases unrelated to our operating performance or prospects, and you could lose part or all of your investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:
•	competition in our industry and our ability to compete effectively;
•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;
•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;
•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;
•	reliance on third parties for significant services;
•	our ability to successfully identify potential acquisition targets, and to complete and effectively integrate those acquisitions into our services;
•	potential degradation of the quality of our products, services and support;
•	our ability to retain clients;
•	our ability to successfully manage our intellectual property;
•	our ability to attract, recruit, retain and develop key personnel and qualified employees;
•	risks related to laws, regulations and industry standards;
•	our indebtedness and potential increases in our indebtedness;
•	operating and financial restrictions imposed by the terms of our indebtedness; and
•	the other factors described in “Risk Factors.”
In response to any one or more of these events, the market price of shares of our common stock could decrease significantly. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.
We are an “emerging growth company” under the federal securities laws. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise applicable to public companies. We currently intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We could be an emerging growth company until December 31, 2025. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock and our trading price may be more volatile.
Our quarterly operating results fluctuate and may fall short of prior periods, our projections or the expectations of securities analysts or investors, which could materially adversely affect our stock price.
Our operating results have fluctuated from quarter to quarter at points in the past, and they may do so in the future. Therefore, results of any one quarter are not a reliable indication of results to be expected for any other quarter or for any year. If we fail to increase our results over prior periods, to achieve our projected results or to meet the expectations of securities analysts or investors, our stock price may decline, and the decrease in the stock price may be disproportionate to the shortfall in our financial performance. Results may be affected by various factors, including those described in these risk factors. We maintain a forecasting process that seeks to plan sales and align expenses. If we do not control costs or appropriately adjust costs to actual results, or if actual results differ significantly from our forecast, our financial performance could be materially adversely affected.
You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering.
The offering price of our common stock will be higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our pro forma net tangible book value as of December 31, 2020 and upon the issuance and sale of shares of common stock by us at the offering price of $33.00 per share, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $30.83 per share in pro forma as adjusted net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering. If the underwriters exercise their option to purchase additional shares, you will experience future dilution. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock-based compensation plans, including the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (“2016 Plan”).
The issuance of additional shares of our common stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.
Our Second Articles of Amendment and Restatement authorize us to issue up to 250 million shares of our common stock and up to 10 million shares of preferred stock with such rights and preferences as included in our Second Articles of Amendment and Restatement. Subject to compliance with applicable rules and regulations, we may issue common stock or securities convertible into common stock from time to time in connection with a financing, acquisition, investment, our equity incentive plans or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the market price of our common stock to decline.
We do not anticipate paying any cash dividends on our common stock in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend or expect to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare or pay dividends in the future will be made at the discretion of our Board of Directors, taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, and any legal or contractual limitations on our ability to pay dividends. As a result, if our Board of Directors does not declare and pay dividends, your only opportunity to achieve a return on your investment in our company, if any, may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade our common stock or our sector, our common stock price and trading volume could decline.
We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively affected. We do not control these analysts. If one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business or industry, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Our directors, executive officers and principal stockholders and their respective affiliates will continue to have substantial influence over us after this offering and could delay or prevent a change in corporate control; our principal stockholders may have interests that conflict with your interests as an investor in our common stock.
As of March 15, 2021, our directors, executive officers and holders of more than 5% of our common stock beneficially owned, as a group, approximately 40.82% of our common stock. Our principal stockholders, in the aggregate, will continue to have substantial influence over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, in the aggregate, will continue to have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership may have the effect of:
•	delaying, deferring or preventing a change in corporate control;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.
The interests of our principal stockholders may conflict with your interests as a stockholder. You should carefully consider these potential conflicts of interest before deciding whether to invest in shares of our common stock.
Provisions of the Maryland General Corporation Law and in our organizational documents could delay or prevent a change in control.
The Maryland General Corporation Law (MGCL), our charter and our bylaws contain provisions that may discourage, delay or make more difficult a change in control or the removal of our directors. We are subject to Subtitle 6 of Title 3 of the MGCL, the Maryland Business Combination Act. The Business Combination Act may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer. We are subject to Subtitle 7 of Title 3 of the MGCL, the Maryland Control Share Acquisition Act. Our bylaws exempt from the Maryland Control Share Acquisition Act acquisitions of our common stock by any person. If we amend our bylaws to repeal the exemption from the Control Share Acquisition Act, the Control Share Acquisition Act also may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such an offer.
We have also adopted other measures that may make it difficult for a third party to obtain control of us, including provisions of our charter authorizing our Board of Directors to classify or reclassify shares of our stock in one or more classes or series, to cause the issuance of additional shares of our stock, and to amend our charter without stockholder approval to increase or decrease the number of shares of stock that we have authority to issue. These provisions, as well as other provisions of our charter and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders.
We may issue shares of preferred stock in the future, which could make it more difficult for another company to acquire us or otherwise affect holders of our common stock, which could depress the price of our common stock.
Our charter will authorize us to issue one or more series of preferred stock. Our Board of Directors, without the approval of our stockholders, will have the authority to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our charter, in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock, which may reduce its value.
We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.
Our management will have broad discretion in the application of the net proceeds from the shares of common stock we sell in this offering. See “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment, and the failure by our management to apply these funds effectively could harm our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus supplement, the accompanying prospectus, and the documents incorporated herein by reference contain expressions of our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.
In this prospectus supplement, forward-looking statements include statements concerning matters such as our anticipated expenditures, anticipated contract revenues, development and/or expansion of our products in commercial markets, our plans to grow our business in foreign markets, the success of our sales and marketing efforts to develop other business channels, our plans for potential acquisitions or investments, expectations as to the development of our public trading market, stock price, operating results, including our projections, and our plans for any future issuances or distributions. While forward-looking statements are based on the reasonable expectations of our management at the time that they are made, you should not rely on them. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as may be required by law.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $39.18 million (or approximately $64.61 million if the underwriters exercise their overallotment option in full) from the sale of approximately 1,243,066 shares of common stock offered by us in this offering, based on the offering price of $33.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, research and development, general and administrative matters and capital expenditures. Additionally, we intend to use up to $26.9 million of the net proceeds to redeem all or a portion of the Warrants held by EnCap. We also may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements, commitments, or plans for any specific acquisitions at this time.
The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. Proceeds held by us will be invested in short-term investments until needed for the uses described above.
We will not receive any of the proceeds from any sale of shares in this offering by the Selling Stockholders.

DIVIDEND POLICY
We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DILUTION
If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.
Our net tangible book value of our common stock as of December 31, 2020 was $112.2 million, or $1.71 per share, based on the number of shares of our common stock outstanding as of December 31, 2020 and the shares that would be issued upon conversion of outstanding warrants. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. After giving effect to 3,113,266 shares subject to equity awards granted since December 31, 2020, our pro forma net tangible book value as of December 31, 2020 would have been $112.2 million, or $1.63 per share.
After giving effect to the receipt of the net proceeds from our sale of approximately 1,243,066 shares of common stock in this offering at the offering price of $33.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2020, would have been $151.4 million, or $2.17 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.53 per share to our existing shareholders and an immediate dilution of $30.83 per share to investors purchasing common stock in this offering.
We calculate dilution per share to new investors by subtracting the pro forma as adjusted net tangible book value per share from the offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:
Public offering price per share		$33.00
Net tangible book value per share as of December 31, 2020	$1.71
Pro forma net tangible book value per share	$1.63
Increase in pro forma net tangible book value per share attributable to new investors in this offering	$0.53
Pro forma as adjusted net tangible book value per share after this offering		$2.17
Dilution in net tangible book value per share to new investors in this offering		$30.83
The foregoing calculations exclude 4,346,647 shares of common stock reserved for future issuance pursuant to our 2016 Plan.

SELLING STOCKHOLDERS
The following table and footnotes set forth information with respect to the beneficial ownership of our common stock by the Selling Stockholders as of March 30, 2021, subject to certain assumptions set forth in the footnotes and as adjusted to reflect the issuance and sale of shares of common stock by us and the Selling Stockholders as set forth on the cover page of this prospectus supplement. Percentage of beneficial ownership before this offering is based on 64,625,071 shares of common stock outstanding as of March 15, 2021. Beneficial ownership is based on information furnished by the Selling Stockholders. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC.
When we refer to the “Selling Stockholders” in this prospectus supplement, we include any pledgees, donees, assignees, transferees, successors and others who may hold any of the Selling Stockholders’ interests.
	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered (assuming no exercise of option)	Shares Beneficially Owned After the Offering (assuming no exercise of option)		Number of Shares Being Offered (assuming exercise of option)	Shares Beneficially Owned After the Offering (assuming full exercise of option)
Name of Selling Stockholder	Number of Shares	Percentage %		Number of Shares	Percentage %		Number of Shares	Percentage %
Porter, John R.C(1)	375,633	*	100,000	275,633	*	100,000	275,633	*
Toxford Corporation(2)	12,164,804	18.82	1,900,000	10,264,804	15.58	1,900,000	10,264,804	15.39
Bailey, Bernard(3)	79,361	*	35,712	43,649	*	35,712	43,649	*
Wood, John(4)	4,649,345	7.19	963,154	3,686,191	5.60	963,154	3,686,191	5.53
JJJJJV, LLC(5)	924,000	1.43	151,515	772,485	1.17	151,515	772,485	1.16
Nakazawa, Michele(6)	429,303	*	303,198	126,105	*	303,198	126,105	1.19
Nakazawa Family Investments, LLC(7)	1,038,000	1.61	352,309	685,691	1.04	352,309	685,691	1.03
Williams, Ed(8)	884,811	1.37	662,959	221,852	*	662,959	221,852	*
Old Landing Ohana LLC(9)	927,000	1.43	150,000	777,000	1.18	150,000	777,000	1.16
Wood, Emmett(10)	691,540	1.07	308,941	382,600	*	308,941	382,600	*
Wright, Jefferson(11)	292,244	*	102,285	189,958	*	102,285	189,958	*
2020 Wright Family Trust(12)	400,000	*	140,000	260,000	*	140,000	260,000	*
2020 Denise Wright Family Trust (13)	300,000	*	105,000	195,000	*	105,000	195,000	*
Easley, David(14)	250,806	*	170,818	79,988	*	170,818	79,988	*
EFIT, LLC(15)	261,699	*	58,140	203,559	*	58,140	203,559	*
Fagan, Kenneth(16)	90,005	*	40,209	49,796	*	40,209	49,796	*
Malloy, Brendan(17)	627,582	*	459,065	168,517	*	459,065	168,517	*
Pisani, Rinaldi(18)	438,895	*	196,073	242,822	*	196,073	242,822	*
Tracy, Richard(19)	477,363	*	213,258	264,104	*	213,258	264,104	*
Griffin, Mark(20)	255,283	*	249,437	5,846	*	249,437	5,846	*
Barrett, Hugh(21)	176,891	*	-	176,891	*	60,000	116,891	*
Bell, Mike(21)	29,679	*	-	29,679	*	14,839	14,840	*
Conway, Lisa(21)	63,489	*	-	63,489	*	12,000	51,849	*
Downey, Mary M.(21)	83,596	*	-	83,596	*	50,954	32,642	*
Downey, Mary and Roy(21)	1,686	*	-	1,686	*	1,686	—	—
Graney, John(21)	237,660	*	-	237,660	*	35,000	202,660	*
Hoffmann, Lyndsey(21)	74,423	*	-	74,423	*	37,212	37,211	*
Horvath, Stephen(21)	181,820	*	-	181,820	*	50,000	131,820	*
Leahy, Tom(21)	43,101	*	-	43,101	*	21,521	21,580	*
Ryder, Tom(21)	182,497	*	-	182,497	*	45,624	136,873	*
Schneider, Jeff(21)	140,560	*	-	140,560	*	25,000	115,560	*
Taylor, Ben(21)	134,951	*	-	134,951	*	25,000	109,951	*
*	Represents less than 1%
(1)	John R.C. Porter controls the trust that is the sole stockholder of Toxford Corporation.
(2)	Toxford Corporation is an owner of 10% or more of the Company’s common stock.
(3)	Bernard Bailey is a member of our Board of Directors.

(4)	John B. Wood is our President, Chief Executive Officer and the Chairman of our Board of Directors.
(5)	JJJJJV, LLC is a limited liability company of which John B. Wood is the manager and of which John B. Wood, his spouse, and certain family trusts are the only members.
(6)	Michele Nakazawa is our Executive Vice President and Chief Financial Officer.
(7)
Nakazawa Family Investments, LLC is a limited liability company of which Ms. Nakazawa and her spouse are the managers and of which Ms. Nakazawa, her spouse, and certain family trusts are the only members.

(8)	Edward Williams is our Executive Vice President and Chief Financial Officer.
(9)	Old Landing Ohana LLC is a limited liability company of which Mr. Williams is the manager and of which Mr. Williams, his spouse, and certain family trusts are the only members.
(10)	Emmett Wood is our Executive Vice President of Marketing and Strategy.
(11)	Jefferson Wright is our Executive Vice President and General Counsel.
(12)	2020 Wright Family Trust is a family trust for the benefit of Mr. Wright’s spouse.
(13)	2020 Denise Wright Family Trust is a family trust for the benefit of Mr. Wright.
(14)	David Easley is our Vice President of Finance and Controller.
(15)	EFIT, LLC is a limited liability company of which Mr. Easley is the manager and of which Mr. Easley and his spouse are the only members.
(16)	Kenneth Fagan is our Vice President of Secure Communications.
(17)	Brendan Malloy is our Vice President and General Manager of Information Assurance/Xacta.
(18)	Rinaldi Pisani is our Senior Vice President of Sales & Alliance.
(19)	Richard Tracy is our Senior Vice President and Chief Security Officer.
(20)	Mark Griffin is the President and General Manager of our subsidiary, Telos Identity Management Solutions, LLC.
(21)	An employee of the Company’s and/or a participant in the 2016 Plan.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of the filing of this prospectus supplement:
Name	Age	Position(s)
Executive Officers:
John B. Wood	57	President, Chief Executive Officer, Director
Michele Nakazawa	63	Executive Vice President, Chief Financial Officer
Edward L. Williams	60	Executive Vice President, Chief Operating Officer
Jefferson V. Wright	65	Executive Vice President, General Counsel
Emmett J. Wood	50	Executive Vice President, Marketing & Strategy
Brendan D. Malloy	55	Senior Vice President, General Manager, Information Assurance/Xacta
Richard P. Tracy	59	Senior Vice President, Chief Security Officer
Kenneth F. Fagan, Jr.	67	Vice President, Secure Communications
Rinaldi Pisani	52	Senior Vice President, Sales & Alliance
David S. Easley	50	Vice President, Finance and Controller
Mark Griffin	61	President, General Manager, Telos ID

Non-Employee Directors:
Bernard C. Bailey	67	Director
David Borland	73	Director
Bonnie Carroll	63	Director
Fredrick D. Schaufeld	61	Director
Major General John W. Maluda (USAF, Ret.)	67	Director
Executive Officers
John B. Wood - Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer (“COO”) and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO. Mr. Wood also holds the position of Chairman of the Board for Telos Identity Management Solutions, LLC (“Telos ID”) at the request of the Company. Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards and one foundation board. Mr. Wood is the brother of Mr. Emmett J. Wood, the Executive Vice President, Marketing & Strategy, of the Company.
As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Wood’s broad knowledge and experience with the Company, its stockholders, partners, customers, and vendors resulting from his long tenure with the Company are invaluable to the Board.
Michele Nakazawa - Ms. Nakazawa joined the Company in March 2004 as Vice President and Controller. Ms. Nakazawa was promoted to Senior Vice President and appointed to serve as CFO in January 2005, and promoted to Executive Vice President in 2008. Ms. Nakazawa also serves as Treasurer for Telos ID at the request of the Company. Ms. Nakazawa has over 30 years’ experience in finance and accounting. Prior to joining the Company, she held various positions, including CFO of Ubizen, Inc., a U.S. subsidiary of a publicly held Belgian company, from 1999 to 2003; Controller and Treasurer of National Security Analysts, Inc. from 1991 to 1997; and financial analyst for Federal Systems Division of IBM, Inc. from 1983 to 1990. Ms. Nakazawa is also a former Director and Treasurer for HealthWorks for Northern Virginia, a non-profit community health center. Ms. Nakazawa is a Certified Public Accountant and holds a Master’s of Science in Accounting from American University and a Bachelor of Arts in Chemistry from Goucher College.
Edward L. Williams - Mr. Williams joined the Company in 1993 as a Senior Vice President responsible for finance, pricing, purchasing, and Defense Contract Audit Agency compliance. In 1994, his responsibilities were expanded to include accounting and business development. In 1996, Mr. Williams was assigned to manage the Company’s networking business unit. In 2000, his responsibilities were expanded to include management of the Company’s operations. Mr. Williams was named Executive Vice President and COO in 2003 and Interim CFO from October 2003 until January 2005. Prior to joining the Company, Mr. Williams was the CFO for Centel Federal Systems and M/A.com Information Systems, both of which are U.S. government contractors. Mr. Williams has a Bachelor of Science in Finance from the University of Maryland.
Jefferson V. Wright - Mr. Wright joined the Company on December 31, 2012 as Executive Vice President and General Counsel. Prior to joining the Company, Mr. Wright was a principal at Miles & Stockbridge P.C., a leading Mid-Atlantic regional law firm with its principal office in Baltimore, Maryland, where he practiced law for approximately 31 years and served on its leadership team and as general counsel to the firm. Mr. Wright was admitted to practice in the State of Maryland in 1981 and as a Virginia Corporate Counsel in the Commonwealth of Virginia in 2013. He is a member of the Bars of various courts, including the United States District Court for the District of Maryland, the United States Court of Appeals for the Fourth Circuit, and the Supreme Court of the United States, among others, and the Maryland State Bar Association, the Virginia State Bar, the American Bar Association, and the Federal Bar Association. Prior to joining Miles & Stockbridge in 1981, Mr. Wright clerked for J. Dudley Digges, Associate Judge on the Court of Appeals of Maryland, that State’s highest court. Mr. Wright was educated at Georgetown University Law Center in Washington, D.C. (J.D., 1980, with Honors), Tufts University in Medford, Massachusetts (B.A., 1977, Magna Cum Laude), and Landon School in Bethesda, Maryland.
Emmett J. Wood - Mr. Wood joined the Company in 1996 and worked in various roles at the Company in both a marketing and business development capacity. He worked on the federal sales team, commercial and partner/channel groups and served as director of commercial and channel sales. In January 2010, Mr. Wood was promoted to Vice President, Marketing and then to his current position in April 2013. He is responsible for brand management, marketing communications, sponsorships and events, media and analyst relations, government relations, employee communications and corporate community relations. In addition to his duties related to marketing, Mr. Wood works with senior management in developing the overall corporate strategy and planning. Previously, he also worked in the sales and marketing groups at Dow Jones, Inc. and The Wall Street Journal. Mr. Wood is a graduate of Georgetown University, with a Bachelor of Arts in political science. Mr. Wood is the brother of Mr. John B. Wood, the President, Chief Executive Officer and Chairman of the Board of the Company.
Brendan D. Malloy - Mr. Malloy joined the Company in 1996, serving initially as a senior account executive before being promoted to director of Department of Defense (“DoD”) Sales, and later to Vice President of DoD Sales. In January 2005, he was appointed Senior Vice President of Sales. He currently leads the Information Assurance/Xacta organization, in support of opportunities in the DoD, federal agencies, and the intelligence community. Mr. Malloy is a member of the Armed Forces Communications and Electronics Association (AFCEA) and the Association of the United States Army (AUSA). He previously held sales positions with QMS Federal and Printer Plus. Mr. Malloy is a 1988 graduate of Curry College.
Richard P. Tracy - Mr. Tracy joined the Company in October 1986 and held a number of management positions. In February 1996, he was promoted to Vice President of the Telos information security group and in this capacity established a formidable information security consulting practice. In February 2000, Mr. Tracy was promoted to Senior Vice President for operations and helped launch the Xacta network business lines, the Company’s segment focusing on information security. Since that time, Mr. Tracy has pioneered the development of innovative and highly scalable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services verticals. He is the principal inventor listed on five patents for the Xacta software. Mr. Tracy also served as Chief Technology Officer from 2005 to 2014.
Kenneth F. Fagan, Jr. - Mr. Fagan leads the Secure Communications division, which supports military messaging programs with the Defense Information Systems Agency (DISA), Joint Staff, Combatant Commands, Military

Services, Homeland Defense, Intelligence Community (IC), and other Department of Defense (DoD) and IC clients. Previously, he held the position of Senior Program Manager and Program Manager, with on-site responsibility for the Army Information Technology Agency’s organizational messaging service and application management contract at the Pentagon Telecommunication Center. Mr. Fagan’s experience ranges from materiel management and operations research to information technology acquisition and program management. He is intimately familiar with DoD and IC acquisition program policies and procedures and holds an Acquisition Level III Certification in Program Management from Defense Acquisition University. Before joining Telos in February 2012, Mr. Fagan spent almost 35 years serving in increasingly responsible management positions within the DoD, including DISA, Office of the Assistant Secretary of Defense (Production and Logistics), United States Army Communications and Electronics Command, and Tobyhanna Army Depot. Mr. Fagan earned a Bachelor’s Degree in Business Administration from Lemoyne College (1975) and a Master of Business Administration in Management (1982) from Fairleigh Dickinson University. He is a graduate of the Leadership for a Democratic Society course at the Federal Executive Institute and a Federal Computer Week Federal 100 Award Winner.
Rinaldi Pisani - Mr. Pisani leads the Company’s corporate sales team and is responsible for selling Telos-branded solutions, such as Xacta, and services into federal, commercial and global markets. He is also responsible for supporting strategic partnerships and alliances. From December 2013 to December 2015, Mr. Pisani held the position of Senior Vice President, Strategic Business Development, where he was responsible for overseeing Telos’ corporate level business development and capture activities as well as the integration of new partners and technologies. Mr. Pisani joined Telos in 2000 and served as senior Army account manager and team lead and director of Army and DoD sales. He was later appointed vice president of business development for information assurance solutions and in 2010 became vice president and general manager of the information assurance solution area. Mr. Pisani was then vice president of cyber application solutions, providing oversight and management for a broad range of cybersecurity solutions, including the Xacta IA Manager and SE7EN systems, for customers in the DoD, federal agencies, and the intelligence community. Before joining Telos, Mr. Pisani held several positions with Westwood Computer, leaving as national government sales manager. Mr. Pisani is a graduate of the Georgetown University School of Foreign Service, with a Bachelor of Science in International Economics.
David S. Easley - Mr. Easley joined the Company in April 2005 as Director of Finance & Accounting. In October 2005, Mr. Easley was promoted to Controller. Mr. Easley also serves as President and Treasurer of Teloworks, Inc. at the request of the Company. Prior to joining the Company, Mr. Easley held various positions, including Controller, for Applied Predictive Technologies, Inc., a software and consulting company (since acquired by MasterCard), and Senior Accountant with Beers & Cutler PLLC (now part of Baker Tilly Virchow Krause LLP) in Washington, D.C. Mr. Easley is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Kentucky.
Mark Griffin - Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007. In April 2007, he was appointed to head the newly formed Telos ID. In November 2017, Mr. Griffin joined the board of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and not-for-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards. Mr. Griffin has over 30 years’ experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, Transportation Security Administration, DMDC, General Services Administration, Centers for Medicare and Medicaid, the U.S. Census Bureau and Immigration and Naturalization Services. Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

Non-Employee Directors
Bernard C. Bailey - President, Paraquis Solutions, LLC, a strategy and corporate governance consulting firm. Since 2020, Mr. Bailey has served as a director of the Board of Argo Group (NYSE: ARGO). Since 2012, Mr. Bailey has served as Chairman of the Board of Authentix, Inc., a private authentication company. From October 2012 to May 2018, he also served as President and CEO of Authentix. From September 2018 to December 2019, Mr. Bailey served as President, Committee for Economic Development (CED) of The Conference Board.
Mr. Bailey’s career spans over three decades of management experience in the high technology and security industries. Prior to Authentix Mr. Bailey ran his own consulting company, Paraquis Solutions, LLC. From August 2002 to September 2006 he served as President and CEO of Viisage Technology, Inc. (NASDAQ:VISG), a leading provider of advanced technology identity solutions. Under his four years of leadership, Viisage’s market capitalization grew from $60 million to over $1 billion. During that period, the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company (NYSE:ID). Prior to Viisage, from January 2001 to August 2002, Mr. Bailey served in various executive roles, including COO at Art Technology Group, a leading provider of e-commerce software. From 1984 to 2001, Mr. Bailey held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles involved in the growth and development of IBM Global Services’ systems integration and consulting business lines. Mr. Bailey has been a member of the Company’s Board of Directors since October 2006. Mr. Bailey also serves on the board of Telos ID at the request of Telos. In addition to these responsibilities, Mr. Bailey serves as an Advisory Board Member for Egis Capital Partners, a private equity investment fund focused on the security industry; as a director for Mission Critical Partners (MCP), a private company providing solutions across the entire emergency communications ecosystem; on the Board of Advisors for the U.S. Naval Academy Athletic and Scholarship Foundation; as Chairman of the Board of Trustees for Trout Unlimited; and is an adjunct faculty member in the Weatherhead School of Management at Case Western Reserve University.
Mr. Bailey has significant experience in finance matters and within the Company’s industry. He has served as a financial expert witness in Delaware’s Court of Chancery and holds a PhD in Management, having completed his dissertation on corporate governance. He has written and spoken extensively on corporate governance issues. He has also served on a number of boards of public companies. Mr. Bailey’s executive and board experience make him a valuable resource for the Board and the Company.
David Borland - President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. government. Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions. From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003). Mr. Borland holds a Master’s Degree in Finance from George Washington University.
Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.
Bonnie Carroll – President and Founder, Tragedy Assistance Program for Survivors (TAPS), a non-profit organization that provides comfort, case, and resources to family members grieving the death of a member of the military, since 1994. Ms. Carroll was elected to our Board of Directors on September 21, 2020. Ms. Carroll also has held appointments in the government, including White House Liaison at the Department of Veterans Affairs (VA) under President George W. Bush, Executive Assistant to the President for Cabinet Affairs under President Reagan, and the Senior Advisor to the Iraqi Ministry of Communications during Operation Iraqi Freedom.
Ms. Carroll retired as a Major in the Air Force Reserve following 31 years of service, where her career included serving as Chief, Casualty Operations, HQ USAF. Prior to joining the USAFR, Maj. Carroll served 16 years as both a noncommissioned officer and then a commissioned officer in the Air National Guard as a Transportation Officer, Logistics Officer, and Executive Officer.

Ms. Carroll holds a degree in Public Administration and Political Science from American University and has completed Harvard University John F. Kennedy School of Government’s Executive Leadership Program on International Conflict Resolution. She is a graduate of several military service schools, including the USAF Logistics Officer Course, Squadron Officers School, Defense Equal Opportunity Management Institute, Academy of Military Science and USAF Basic Training (Honor Graduate). Ms. Carroll received the Presidential Medal of Freedom from President Barack Obama and the Zachary and Elizabeth Fisher Distinguished Civilian Humanitarian Award from the DoD.
Ms. Carroll’s extensive experience and relationships with the military and her philanthropic endeavors make her a valuable member of the Board of Directors.
Fredrick D. Schaufeld – Co-Founder and Managing Director of SWaN & Legend Venture Partners (SWaN) since 2006. Mr. Schaufeld was elected to the Board of Directors on November 8, 2020. Mr. Schaufeld is a Partner in Monumental Sports and Entertainment, which owns the Washington Capitals (NHL), Wizards (NBA), Mystics (WNBA), Capital City Go-Go (NBA-G) and the Capital One Arena. He is a Partner in the Washington Nationals (MLB), Team Liquid (e-Sports), the Professional Fighters League (PFL) and the Hill Top House Hotel, Harpers Ferry. Prior to SWaN, Mr. Schaufeld founded and led NEW Corp. (NEW), which was acquired by Asurion in 2008 (now NEW Asurion). Mr. Schaufeld currently sits on the boards of several private companies. Mr. Schaufeld received his BA in Government from Lehigh University.
Mr. Schaufeld’s experience as a founder and chief executive officer of a fast growing company make him a valuable member of the Board of Directors.
Major General John W. Maluda (USAF, Ret.) - Retired, U.S. Air Force Major General. General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty. At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff. General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency. General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.
General Maluda’s comprehensive experience with the U.S. Air Force and broad industry insight make him a valuable member of the Board of Directors.
Board of Advisors
On May 13, 2020, we formed the Advisory Board of Telos (the “Advisory Board”), which serves as advisors to the Company’s management team and the Board of Directors in the conduct of the Company’s business and the pursuit of its strategic objectives. Membership of the Advisory Board is determined by the Board of Directors, and once appointed to the Advisory Board, members of the Advisory Board serve until the earlier of their resignation, removal, or the appointment of their replacement.
The Board of Directors has delegated to the Management Development and Compensation Committee (“Compensation Committee”) the responsibility to evaluate potential candidates for the Advisory Board. The Compensation Committee has also been delegated the responsibility of reviewing the terms upon which such candidates would serve and be compensated for their service, and recommend both appropriate candidates and terms for approval by the Board of Directors.
Responsibilities of members of the Advisory Board include:
•	Providing counsel and advice as may be requested from time to time.

•
Providing opinions to assist the Company in identifying and, in coordination with the Company’s management team, pursuing opportunities related to potential sales, technical issues, product development, marketing, strategic direction, and other matters.

•	Keeping the Company updated of technological, competitive and other changes and developments pertinent to the business of the Company.
•	Contributing to support the Company’s objectives.
The Advisory Board meets periodically pursuant to the needs or opportunities of the business of the Company. The chairperson of the Board of Advisors is responsible for calling and convening such meetings. All members of the Advisory Board serve as independent contractors engaged solely to consult with the Company’s management team, with no duties with respect to the management of the company or authority to bind the Company or act on its behalf. All members of the Advisory Board enter into an agreement with the Company to govern the relationship between the Company and such member. We expect to appoint additional Advisory Board members over the next year.
On May 13, 2020, the Company appointed General (Ret.) Keith Alexander to the Advisory Board as its inaugural member. General Alexander will serve as a strategic partner and provide the Company with advice on key cybersecurity objectives and initiatives. General Alexander is the Founder and Co-CEO of IronNet Cybersecurity, a global cybersecurity leader that is revolutionizing how organizations secure their networks by delivering the first-ever Collective Defense platform allowing real-time threat intelligence sharing. General Alexander previously served as director of the National Security Agency, chief of the Central Security Service and commander of the United States Cyber Command, where he led DoD agencies during the conflicts in Afghanistan and Iraq at a time when cyber-attacks against the United States were on the rise. General Alexander was recently appointed to serve on the board of directors of Amazon.com, Inc.
Compensation of Executive Officers
Compensation Philosophy and Objectives
As discussed in our proxy statement for the annual meeting held on May 13, 2020, the Compensation Committee is primarily responsible for the development, execution and adherence to our compensation philosophy. In anticipation of the offering described in this prospectus, on November 5, 2020, the Compensation Committee implemented a new compensation plan for the senior executive officers, which was reviewed and approved by the Board of Directors on November 8, 2020. The senior executive team consists of the eleven (11) officers (“senior officers”), including our five named executive officers. This compensation program is designed to fully align with and support the achievement of our business and financial goals, to be competitive in the intense market for talent in which we compete, and to conform our compensation plan generally to plans typically utilized by companies in our peer group and industry.
We are a high-performance, results driven organization made up of talented people. In general, our compensation system is designed to engage, motivate and challenge our employees to continuously develop to meet their full potential, to align their individual efforts to our business and strategic objectives, and to reward our employees for contributions to the achievement of those objectives. More specifically, the primary objectives of the compensation program are:
•	To attract, motivate, engage and retain highly talented and results-oriented key employees;
•	To secure the future performance of services of those employees;
•	To encourage key employees to put forth maximum efforts for both our short-term and long-term success;
•	To drive achievement of our long-term growth, profitability and other objectives;
•	To reward performance; and
•	To drive increased stockholder value.

The individual components of the compensation program — consisting of base salary, annual incentive cash compensation or bonus (which we now call the Annual Incentive Program (or “AIP”)), equity incentive compensation (called the Long Term Incentive Program or “LTIP”), and perquisites — are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is based on the following considerations:
•
Compensation should consist of a combination of fixed and at-risk compensation, with the at-risk compensation constituting a majority of the total compensation for at least our named executive officers, in order to encourage improved annual and long-term performance.

•
Compensation should be a mix of annual and long-term compensation, with the long-term compensation for at least our named executive officers constituting a majority of the total compensation, in order to encourage retention and attainment of long-term performance goals.

•
Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance aligned with the interests of our stockholders. Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with our long-term corporate performance intended to drive and enhance stockholder value.

Compensation Consultant
The Compensation Committee has engaged Lockton Companies, LLC (“Lockton”) as an independent executive compensation advisor. Lockton advises the Compensation Committee on matters relating to benchmarking compensation and designing appropriate compensation programs. As part of its consultation with the Compensation Committee, Lockton provides the Compensation Committee with peer group comparisons. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management may interact with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work. The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.
Compensation Consultant and Peer Group
In the fall of 2020, Lockton conducted an assessment of our named executive officer compensation packages and the compensation paid to certain other senior officers to determine how the total compensation compared to those of our peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the software and services sector (the “external market”). The following companies, selected because of the nature of their business and their level of revenues (which generally were under $1 billion), were included in the peer group: FireEye, Inc., Okta, Inc., Ping Identity Holding Corp., Proofpoint, Inc., Qualys, Inc., Zix Corporation and Zscaler, Inc. The analysis prepared by Lockton analyzed compensation paid to our named executive officers and other senior officers in 2020, and Lockton provided substantive input to the Compensation Committee with respect to salaries, the AIP and the LTIP. While the data and input provided by Lockton is a factor in its analysis of various compensation elements and has been relied upon by the Compensation Committee, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary
We provide each of our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary for executive officers are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, our financial performance, and the executive officer’s individual performance. Base salaries generally are established at levels sufficient to attract and retain an effective management team when considered in connection with the performance-based components of our overall compensation program. In 2020, the Compensation Committee made adjustments in the base salary of the named executive officers for the first time in approximately seven years, including an increase in John B. Wood’s salary. Effective January 1, 2021, John B. Wood’s salary was reduced from $700,000 to $600,000, at his request. No other adjustments to the salaries of the named executive officers are currently contemplated to be made during 2021. The current annual base salaries of the named executive officers are reflected below:
Executive Officer	Base Salary
John B. Wood	$600,000
Edward L. Williams	$450,000
Michele Nakazawa	$410,000
Jefferson V. Wright	$385,000
Brendan D. Malloy	$340,000
Annual Incentive Program
The senior officers, including the named executive officers, are eligible for incentive cash bonus awards under our AIP. The purpose of the AIP is to provide each of our senior executive officers the opportunity annually to earn a cash bonus as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of our long-term growth and profitability objectives. The AIP is based upon one or more financial performance targets as determined by the Compensation Committee on an annual basis. Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company. The AIP is administered by the Compensation Committee, and determinations by the Compensation Committee are final, conclusive and binding on all parties. The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and the leverage features described below. The amount of the awards, performance targets, and leverage features generally are established in writing prior to or during the first quarter of each year.
On November 5, 2020, the Compensation Committee approved, and, on November 8, 2020, the Board reviewed and approved, the AIP applicable for 2021. The Compensation Committee selected an aggressive earnings target based on the Company achieving Adjusted EBITDA of $33.9 million during 2021. We define Adjusted EBITDA as net income (loss), adjusted for interest expense, loss on extinguishment of debt, (benefit) provision for income taxes, depreciation and amortization, stock-based compensation expense, acquisition-related expense, and other (income) expense, net. For purposes of the AIP, the Compensation Committee has the authority to exclude non-recurring, irregular and one-time items when determining Adjusted EBITDA.
The amounts of the potential AIP awards to the senior executives range from 40% to a maximum of 100% of the annual salaries of the various senior executives (with the CEO set at 100% of his annual salary and all other senior officers set at lower percentages of each of their salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranges from a low of 0% (in the event performance falls below 100% of the performance target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance target), with the performance at target set to a leverage amount of 100% of the senior officer’s potential AIP award. The performance targets are subject to equitable adjustment, in the discretion of the Compensation Committee, in the event of significant transactions such as corporate acquisitions or dispositions.
The AIP and the annual cash incentives potentially payable under it for our senior officers are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by Lockton and reported to the Compensation Committee.

Long-Term Incentive Program
The Board adopted the 2016 Plan on August 12, 2016. The 2016 Plan was amended in 2020, and such amendments were approved by the Board on September 11, 2020 and submitted to and approved by the common stockholders at a meeting held on October 26, 2020. The amendments to the 2016 Plan reserved an additional 8,392,258 shares of common stock under the 2016 Plan (prior to the reverse stock split effected in November 2020) and established a new 10-year term for the 2016 Plan effective October 26, 2020.
The purpose of the 2016 Plan is to enhance our ability to attract, motivate and retain highly qualified employees, to improve our business results and earnings by providing such persons an opportunity to acquire or increase a direct proprietary interest through ownership of equity in the operations and future success of the Company, and to align the employees’ interests and efforts with the interests of our stockholders. The 2016 Plan allows for the award of a number of types of equity or equity-based incentives, including stock options, restricted stock, and restricted share units, among others, and the incentives can be structured to be either time-based or performance-based. The Compensation Committee decides what form of incentive to use on a grant-by-grant basis, depending on the circumstances. When approving an incentive for a senior officer, the Compensation Committee considers the senior officer’s current role and contribution to the Company, the anticipated role and contribution of the senior officer to the Company’s long-term financial and performance goals, the senior officer’s performance and achievements, and the industry practices and norms as evidenced by our peer group of companies. The Compensation Committee also takes into account the amount of long-term incentives granted in prior years, existing levels of stock ownership by senior officers, and the aggregate grants of incentives to all senior officers. The Compensation Committee also considers the other elements of incentive compensation available to senior officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of performance criteria and objectives to incent both service to the Company over time and performance and to avoid or minimize multiple forms of compensation for the same achievement. In general, the senior officers with higher levels and amounts of responsibility are eligible to receive larger equity awards. Finally, the Compensation Committee reviews proposed equity awards to senior officers against benchmarking and peer group data and utilizes that data to ensure that the level of equity awards to our senior officers generally are competitive and in alignment with our peer group companies and industry expectations.
For 2021, the Compensation Committee determined, at a meeting held on November 5, 2020, and our Board reviewed at a meeting on November 8, 2020, that our senior executives will be eligible to receive long-term incentives split equally between two components: restricted stock awards with time-based vesting (“RSAs”) and restricted share units with performance-based vesting (“PSUs”). Time-based incentives encourage retention and provide for incremental recognition of equity compensation over the vesting period. Performance-based incentives allow for additional awards based on over-achievement, while also withholding compensation for under-performance, of defined objective performance criteria. The time-based RSAs, assuming the continued service of the senior officer, would vest in three annual installments from the date of the award, with 30% vesting on each of the first and second anniversaries and 40% vesting on the third anniversary of the effective date of the grant of the awards. The PSUs, if the performance criteria are satisfied while the senior officer continues in service, would settle in our common stock of the Company. For 2021, the Compensation Committee established a single, aggressive performance criterion equal to appreciation in the per share price of our common stock in an amount equal to 2.5 times the price set in the initial public offering described in this prospectus, measured at any time during the period from the date of the initial public offering through the end of calendar year 2023. To meet the performance criterion, our common stock must trade (a) at or above that appreciated price for 20 of 30 consecutive trading days or (ii) the weighted average of the price over any 30 day trading period must equal that appreciated price. This performance criterion was selected because it represents an expression by the investing public indicative of our financial performance. The Compensation Committee believes that this performance factor drives the senior officers toward the goals of sustainable quality growth, as measured by the market’s perception of our performance.
The target amounts of the potential awards of PSUs to the senior executives range from 125% to a maximum of 700% of the annual salaries of the various senior executives (with the CEO set at 700% of his annual salary and all other senior officers set at percentages ranging from 125% to 400% each of their salaries). There is no leveraging of the awards in the event of achievement or over-achievement of the target, although upon achievement of the indicated appreciated share price and vesting of the PSUs, the Compensation Committee will grant additional replacement equity awards to our executives in an amount to be equitably determined, outside of the normal annual equity award grant cycle.
Generally, at the start of the three-year performance cycle, the Compensation Committee sets the percentage of annual salary for each senior executive, the performance criteria as well as the threshold, target and maximum performance levels and corresponding payouts. When establishing these various figures, the Compensation Committee considers, among other things, the position and responsibilities of the senior officers, projected performance of our long-term strategic growth objectives, business outlook, and market growth forecasts. As the goals are established for future performance, outcomes are by definition uncertain. As indicated, for 2021, the vesting criteria for 50% of the long-term incentive for all of our senior executives is performance-based, and the vesting criteria for remaining 50% of such incentives is time-based.
All of our named executive officers will receive the majority of their compensation from long-term awards, assuming such awards are earned. The highest level of concentration of long-term compensation is set for the CEO and the COO, based on the CEO’s role as the steward of our long-term success and the COO’s responsibility to deliver on our business strategies and meet the targeted financial goals.
Perquisites
We provide certain perquisites to our senior officers in order to allow the senior officers to work more efficiently and to help us remain competitive by retaining talented and dedicated executives. These perquisites are limited to reimbursement for golf club membership, home office expenses, and, in certain circumstances, commuting costs. The Compensation Committee believes that the perquisites are consistent with our overall compensation program, although Lockton has advised us that our perquisites in certain respects are below market. No changes to our perquisites are currently contemplated by the Compensation Committee or the senior executive team.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) and does not discuss the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. taxpayer for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.
This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address any state, local, foreign, gift, estate (except to the limited extent set forth herein), or alternative minimum tax considerations.
For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.
PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).
Distributions on Our Common Stock
Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Disposition of Our Common Stock” below.
Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.
A non-U.S. holder of shares of common stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
U.S. Federal Estate Tax
The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property it is treated as the owner of, or has made certain life transfers of, having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.
Information Reporting and Backup Withholding Tax
We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that has certain connections with the United States.
Foreign Accounts
Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2019. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide us with the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our common stock.

UNDERWRITING
We and the Selling Stockholders have entered into an underwriting agreement with B. Riley Securities, Inc., BMO Capital Markets Corp. and Needham & Company, LLC, as representatives of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we and the Selling Stockholders have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase on a firm commitment basis, the respective number of shares of our common stock set forth opposite its name in the table below:
Underwriters	Number of Shares
B. Riley Securities, Inc.	3,935,178
BMO Capital Markets Corp.	1,510,672
Needham & Company, LLC	1,510,672
D.A. Davidson & Co.	228,459
Wedbush Securities Inc.	228,459
Colliers Securities LLC	211,067
Northland Securities, Inc.	211,067
MKM Partners LLC	69,565
Total	7,905,139
The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us and the Selling Stockholders in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus supplement. The underwriters are obligated to purchase all of the shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of the shares.
The representatives of the underwriters have advised us that the underwriters propose to offer the common stock directly to the public at the offering prices listed on the cover page of this prospectus supplement and to selected dealers, who may include the underwriters, at the offering price less a selling concession not in excess of $0.891 per share. After the completion of this offering, the underwriters may change the offering price and other selling terms.
Pursuant to the underwriting agreement, we and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.
Our common stock is listed on The Nasdaq Global Market under the symbol “TLS.”
Over-Allotment Option
We and certain of the Selling Stockholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 1,185,770 additional shares from us and such Selling Stockholders to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discounts and commissions.

Commissions and Expenses
The following table provides information regarding the public offering price, underwriting discounts and commissions and proceeds before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.
	Per Share	Total Without Over- Allotment	With Over-Allotment
Public offering price	$33.00	$260,869,587	$299,999,997
Underwriting discounts and commissions	$1.485	$11,739,131	$13,500,000
Proceeds to us, before expenses	$31.515	$39,175,225	$64,605,750
Proceeds to Selling Stockholders, before expenses	$31.515	$209,955,231	$221,894,247
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $500,000, which includes Company legal, accounting and printing costs and various other fees associated with registration and listing of our common stock. We have agreed to reimburse the representatives for their reasonable out-of-pocket expenses actually incurred in the offering, other than fees and disbursements of legal counsel to the representatives, and for up to $10,000 in underwriters’ FINRA counsel fees.
Lock-Up Agreements
Our executive officers and a director participating in this offering have agreed to a 90-day “lock-up” from the date of this prospectus supplement relating to shares of our common stock that they beneficially own. This means that, for a period of 90 days following the date of this prospectus supplement, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives, subject to certain exceptions.
The representatives may, in their sole discretion and at any time or from time to time, release all or any portion of the common stock or other securities subject to these lock-up agreements. Any determination to release any common stock would be based upon a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market of the common stock, general market conditions, the number of shares of common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. The representatives do not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of common stock or other securities subject to these lock-up agreements prior to the expiration of the lock-up period described above.
In addition, the underwriting agreement provides that, subject to certain exceptions, we will not, for a period of 90 days following the date of this prospectus supplement, offer, sell or distribute any of our securities, without the prior written consent of the underwriters.
Stabilization
Until the distribution of the securities offered by this prospectus supplement is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M:
•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.
•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Electronic Prospectus
This prospectus supplement and the accompanying prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Relationships
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Personal Information
We and the representatives hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
In relation to the Member States of the European Economic Area and the United Kingdom (each, a “Relevant State”), no offer of shares of our common stock which are the subject of the offering contemplated by this prospectus to the public may be made in that Relevant State other than:
•	to any legal entity that is a qualified investor as defined in the Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representative or representatives nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock described in this prospectus shall result in a requirement for the publication of a prospectus, by us or any of the underwriters, pursuant to Article 3 of the Prospectus Regulation.
Each purchaser of shares of our common stock described in this prospectus located within a Relevant State will be deemed to have represented, acknowledged and agreed that (1) it is a “qualified investor” within the meaning of the Prospectus Regulation; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Regulation as having been made to such persons. For purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We and the underwriters have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares of our common stock, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.
The above selling restriction is in addition to any other selling restrictions set out below.
Additional Notice to Prospective Investors in the United Kingdom
The communication of this prospectus and any other document or materials relating to the issue of the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, or the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the shares of our common stock offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Germany
This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common stock in Germany. Consequently, the common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany or any other means of public marketing. The common stock is being offered and sold in Germany only to qualified investors which are referred to in Section 3 paragraph 2 no. 1, in connection with Section 2 no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.
Notice to Prospective Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

LEGAL MATTERS
The validity of the shares of our common stock being offered by this prospectus supplement will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Nelson Mullins Riley & Scarborough LLP, Washington, D.C., has acted as counsel for the underwriters.
EXPERTS
The consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, incorporated by reference in this Prospectus Supplement and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Additional Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
Our web site address is www.telos.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including the information that they contain in this prospectus supplement. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus supplement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
This prospectus supplement incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until the termination of each offering under this prospectus (except for information “furnished” under Items 2.02 or 7.01, including the related exhibits under Item 9.01, on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus), unless expressly stated otherwise as set forth below:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021;
•	our Current Report on form 8-K dated January 28, 2021, filed with the SEC on February 3, 2021;
•	our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2020; and
•
the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on November 17, 2020, and any amendment or report filed with the SEC for the purpose of updating the description;

Upon written or oral request, we will provide, without charge, to each person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, excluding exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number:
Telos Corporation
Attention: Corporate Secretary
19886 Ashburn Road
Ashburn, Virginia 20147
telephone: (703) 724-3800

PROSPECTUS

TELOS CORPORATION

Common Stock

Common Stock Offered by the Selling Stockholders
We may offer and sell shares of our common stock, and the Selling Stockholders (as defined herein) may offer and sell shares of common stock, in each case from time to time in one or more offerings, in amounts, at prices and on terms that will be determined at the time the shares of our common stock are offered.
Our shares of common stock are listed on The Nasdaq Global Market under the symbol “TLS.” On March 30, 2021, the closing sale price of our shares of common stock as reported on The Nasdaq Global Market was $35.50 per share. You are urged to obtain current market quotations for our common stock.
This prospectus provides you with a general descriptions of our common stock. Each time we or any of the Selling Stockholders offer and sell shares of our common stock, we or such Selling Stockholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the Selling Stockholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the accompanying prospectus supplement, as well as any documents incorporated by reference herein or therein, before you invest in our securities.
We may offer and sell the common stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the Selling Stockholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of our common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Investing in our common stock involves risks and uncertainties that should be considered. See “Risk Factors” on page 3of this prospectus and any similar sections contained in the applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 31, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell shares of common stock from time to time and in one or more offerings and selling stockholders named in any supplement to this prospectus (the “Selling Stockholders”) may, from time to time, sell shares of common stock from time to time in one or more offerings. Each time that we or the Selling Stockholders offer and sell common stock, we or the Selling Stockholders will provide a prospectus supplement to this prospectus that contains specific information about the common stock being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement and any free writing prospectus, you should rely on the prospectus supplement and any free writing prospectus, as applicable. Before purchasing any common stock, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Telos,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Telos Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the common stock.
1

THE COMPANY
Telos Corporation, together with its subsidiaries, offers technologically advanced, software-based security solutions that empower and protect the world’s most security-conscious organizations against rapidly evolving, sophisticated and pervasive threats. Our portfolio of security products, services and expertise empower our customers with capabilities to reach new markets, serve their stakeholders more effectively, and successfully defend the nation or their enterprise. We protect our customers’ people, information, and digital assets so they can pursue their corporate goals and conduct their global missions with confidence in their security and privacy.
Our customer base consists of the U.S. federal government, large commercial businesses, state and local governments, as well as international customers. Our federal government customers include the Department of Defense, the Central Intelligence Agency and multiple other agencies within the Intelligence Community, and multiple civilian agencies, including the Department of Homeland Security, the U.S. Department of State, and the Federal Bureau of Investigation. Our commercial customers include Fortune 500 enterprises such as Amazon.com, Inc., Microsoft Corporation, and salesforce.com, inc. We have conducted business with over 350 customers in each of the last three years. For the last year ended December 31, 2020, approximately 50% of our revenue was derived from sole source contracts or contracts for which we had limited competition. Our customers are highly targeted by cyber attackers and require continuous real-time insights to make informed decisions about how to effectively balance the constraints of security risk with the freedom to act and decide in the best interests of the organization and the greater good of the public. Our advanced security solutions help protect and ensure confidence in the information that is vital to the world’s most important commercial and governmental organizations, national security, and mission success for the warfighter.
We were incorporated in the State of Maryland in 1971. Our principal executive offices are located at 19866 Ashburn Road, Ashburn, Virginia 20147, and our telephone number is (703) 724-3800.
2

RISK FACTORS
Investment in our common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus, any applicable prospectus supplement, and the documents incorporated herein by reference contain expressions of our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.
In this prospectus, forward-looking statements include statements concerning matters such as our anticipated expenditures, anticipated contract revenues, development and/or expansion of our products in commercial markets, our plans to grow our business in foreign markets, the success of our sales and marketing efforts to develop other business channels, our plans for potential acquisitions or investments, expectations as to the development of our public trading market, stock price, operating results, including our projections, and our plans for any future issuances or distributions. While forward-looking statements are based on the reasonable expectations of our management at the time that they are made, you should not rely on them. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as may be required by law.
4

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any Selling Stockholder.
5

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Second Articles of Amendment and Restatement, a copy of which has been incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part. For a complete description of our capital stock, you should refer to our Second Articles of Amendment and Restatement and to the applicable provisions of Maryland law.
Our authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our Second Articles of Amendment and Restatement authorize our Board of Directors to classify or reclassify shares of our stock in one or more classes or series, to cause the issuance of additional shares of our stock, and to amend our charter without stockholder approval to increase or decrease the number of shares of stock that we have authority to issue. As of March 15, 2021, there were 64,625,071 shares of our common stock issued and outstanding, 4,346,647 shares of common stock reserved for issuance for future grants under the Telos Corporation 2016 Omnibus Long-Term Incentive Plan, as amended, and 900,970 shares issuable upon the exercise of outstanding warrants, and no shares of preferred stock outstanding.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Second Articles of Amendment and Restatement. The directors will be elected by a plurality of the outstanding shares entitled to vote on the election of directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions. Upon the consummation of the offering described in this prospectus, holders of our common stock will not be entitled to exercise any rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law (“MGCL”), or any successor statute, unless otherwise determined by the Board of Directors.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Maryland Business Combination Act
We are subject to Subtitle 6 of Title 3 of the MGCL, the Maryland Business Combination Act. The Business Combination Act may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer.
Maryland Control Share Acquisition Act
We are subject to Subtitle 7 of Title 3 of the MGCL, the Maryland Control Share Acquisition Act. Our bylaws exempt from the Maryland Control Share Acquisition Act acquisitions of our common stock by any person. If we amend our bylaws to repeal the exemption from the Control Share Acquisition Act, the Control Share Acquisition Act also may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such an offer.
6

Preferred Stock
Our Board of Directors is authorized, subject to limitations prescribed by Maryland law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
7

SELLING STOCKHOLDERS
Information about Selling Stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.
8

PLAN OF DISTRIBUTION
We or any of the Selling Stockholders may sell the offered securities from time to time:
•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a combination of any of these methods of sale.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.
9

LEGAL MATTERS
The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Additional legal matters may be passed upon for us, the Selling Stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
10

EXPERTS
The consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Additional Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
Our web site address is www.telos.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including the information that they contain in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until the termination of each offering under this prospectus (except for information “furnished” under Items 2.02 or 7.01, including the related exhibits under Item 9.01, on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus), unless expressly stated otherwise as set forth below:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021;
•	our Current Report on Form 8-K dated January 28, 2021, filed with the SEC on February 3, 2021; and
•
the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on November 17, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

Upon written or oral request, we will provide, without charge, to each person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, excluding exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number:
Telos Corporation
Attention: Corporate Secretary
19886 Ashburn Road
Ashburn, Virginia 20147
telephone: (703) 724-3800
12

TELOS CORPORATION
7,905,139 Shares

Common Stock

Prospectus Supplement

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